Exhibit 99.1

TapImmune Enters into Definitive Agreements to raise $8.5 Million from the

Exercise of Outstanding Warrants and in a Private Placement from New

Investors

Company has Applied for Listing on Nasdaq Capital Market

JACKSONVILLE, Florida, August 11, 2016 / TapImmune Inc. (TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer and metastatic disease, announced today the entry into definitive agreements to raise aggregate gross proceeds of approximately $8.5 million from an approximately $2.5 million private placement transaction with new investors and the exercise of certain outstanding warrants from existing investors that will result in gross proceeds of $6 million. The closing of the transactions are subject to customary closing conditions.

In the private placement, the Company has agreed to sell 6,250,000 shares of its common stock and five-year warrants to purchase an equal number of the Company’s shares of common stock, at an exercise price of $0.50 per share.

Simultaneously with signing the private placement agreement, holders of an aggregate of 12 million Series C and C-1 Warrants, each providing for the purchase of one share of Company common stock for $0.50 per share, have agreed to exercise their warrants for an aggregate exercise price of $6,000,000.

Additionally, the Company and the holders of the warrants entered into an amendment to the terms of their other outstanding warrants to remove provisions that had previously caused them to be classified as a derivative liability on the Company’s balance sheet for additional consideration, which consideration shall consist of shares of common stock and additional warrants to purchase common stock.

The Company expects to use the net proceeds, after payment of offering expenses, for general corporate purposes, including clinical trial expenses and research and development expenses over the next 18 months. The Company currently has its lead product TPIV 200, a T-cell cancer vaccine against the target folate receptor alpha, in three Phase 2 trials with a fourth targeted to start in the fourth quarter of this year. One study in triple negative breast cancer is being run at the Mayo clinic with a grant provided by the Department of Defense, a second in ovarian cancer has begun enrollment at Memorial Sloan Kettering Cancer Center in New York City in collaboration with Astra Zeneca. The Company is sponsoring two studies in ovarian and triple negative breast cancer. The Company plans to fund these studies as well as begin development on its Her2/neu product TPIV 110 with the proceeds from this financing.

The Company also announced that it has filed an application with the Nasdaq Stock Market to obtain a listing of its common stock on the Nasdaq Capital Market. The Company and its Board of Directors are working on finalizing plans to meet all of the Nasdaq listing requirements. No assurance can be given that the Company’s common stock will be approved for listing on the Nasdaq Capital Market.

“The warrant exercise illustrates the support our current investors have in the progress we have made in developing our T-cell vaccines. They have exercised their warrants priced at $0.50 in order to provide the Company with the necessary capital to continue moving forward.” stated Glynn Wilson, Chairman and CEO of TapImmune. “We believe that these events will provide the catalyst for future growth of the Company in one of the most rapidly growing sectors of the oncology market.”

The Company is filing today a Form 8-K with the Securities and Exchange Commission that provides additional details regarding these matters, pending closing, and readers are encouraged to read such Form 8-K and the exhibits thereto in their entirety.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock, and the shares of common stock issuable upon the exercise of the warrants, issued in this private placement.

Katalyst Securities acted as the placement agent for the private placement financing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastasis, and infectious disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the results of the Phase II clinical trials, the ability to obtain regulatory approval of TPIV 200, the Company’s ability to raise future financing for continued development, the ability to successfully commercialize TPIV 200 and the ability to successfully achieve a Nasdaq Capital Market listing, as well as the risks and uncertainties set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACT:

TapImmune Inc.

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541